Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International, Inc. Announces Update to its Reverse Stock Split Transaction

and Plan to Delist from NASDAQ and Deregister its Common Stock

CHESTERFIELD, MO, December 4, 2020 – Reliv International, Inc. (NASDAQ:RELV), a developer and marketer of nutritional supplements that promote optimal health, today announced an update to its plan to suspend its obligations to file periodic and current reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to delist its common stock from trading on the NASDAQ Stock Exchange as previously announced in a press release on October 19, 2020.

December 21, 2020 will be the effective date of the Company’s 1-for-2,000 reverse stock split (the “Reverse Split") of its Common Stock followed immediately by a 2,000 for 1 forward stock split (the “Forward Split") of its Common Stock (collectively the “Stock Split"). The Stock Split was previously approved by written consent of holders of a majority of the Company’s outstanding Common Stock. Interests in fractional shares owned by stockholders owning fewer than 2,000 shares of Common Stock will be converted into the right to receive a cash payment of $3.75 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 2,000 or more shares of Common Stock in its account immediately prior to the Effective Date of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Stock Split.

On December 4, 2020, the Company notified NASDAQ of the Company's intent to voluntarily delist its common stock from the NASDAQ Capital Market. On or about December 21, 2020, the Company intends to file with NASDAQ and the Commission a Form 25 relating to the delisting of its common stock from the NASDAQ Capital Market. It is anticipated that trading of the Company's common stock on the Nasdaq Capital Market will be suspended the day after the filing of the Form 25, and the delisting will become effective ten days after the filing date of the Form 25.  The Company expects its common stock to be quoted and traded on the OTC Markets after the filing of the Form 25, although it cannot assure that this will be the case.  After the delisting becomes effective, the Company is expected to file a Form 15 with the Commission to suspend the Company's reporting obligations under Section 15(d) of the Exchange Act.

The Company made the decision to voluntarily delist and suspend its reporting obligations under the Exchange Act after review and careful consideration of the administrative burden and costs and benefits of being a Nasdaq-listed, reporting company. The savings derived from this delisting and suspension of reporting obligations are expected to be material.

The Company has sent to all of its stockholders an Information Statement on Schedule 14C (17 CFR §240.14c-101) (the “Information Statement”) and such information as may be required under Schedule 13E-3 (17 CFR §240.13e-100) (the “Schedule 13E-3”). The Company will not be sending a proxy statement or seeking proxies from our stockholders. Further information about the Stock Split, the Company’s intent to deregister its Common Stock and delist from the NASDAQ Stock Exchange can be found in the “Reverse Stock Split Summary” on the Company’ website at reliv.com/investor-relations.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, develops and markets nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness and now include a line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international direct selling system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com/investor-relations.